                                                                    EXHIBIT 10.3
                              EMPLOYMENT AGREEMENT


           EXECUTIVE EMPLOYMENT AGREEMENT made as of the 31st day of July, 1998 and effective as of the 27th day of October, 1997 (the "Effective Date") by and between NET2000 GROUP, INC., a Delaware corporation, (the "Company"), and Mark
A. Mendes, residing at 35641 Dunthorpe Lane, Purcellville, VA 20132 (the "Executive").

                                   WITNESSETH

           WHEREAS, the Company desires to employ the Executive, and the Executive is willing to be employed by the Company, upon the terms and subject to the conditions hereinafter set forth,

           NOW, THEREFORE, in consideration of the promises and the mutual covenants contained herein, the parties hereto agree as follows:

           1. Employment. The Company agrees to and does hereby employ the Executive, and the Executive agrees to and does hereby accept employment by the Company, subject to the terms and conditions herein set forth.

           2. Term. The term of the Executive's employment hereunder shall commence on October 27, 1997 (the "Effective Date"), unless sooner terminated in accordance with the provisions of Section 5 hereof, ending two and one-half years after the Effective Date. Thereafter, the term of this Agreement shall be automatically renewed for successive one year terms, unless sooner terminated in accordance with the provisions of Section 5 hereof, or unless either party gives to the other party written notice of intent not to renew the Agreement at least sixty days prior to the end of the then current term. For the purposes of this Agreement, the initial two and one-half year term, as well as any extended terms, shall be the "Term".

           3. Duties.

              3.1 During the Term, the Executive shall be employed as Chief Operating Officer of the Company based in Vienna, Virginia and any successors thereto or to its business, and shall be in charge of and responsible for the general and supervisory duties normally and customarily attendant to such office and shall render such other lawful services, and exercise such powers, which are from time to time requested of him, assigned to him or vested in him by the Chief Executive Officer of the Company and which are commensurate with his position as Chief Operating Officer.

              3.2 The Executive agrees that, during the Term, unless the Chief Executive Officer of the Company shall otherwise consent, he will devote such amount of his time, energies, labor and skills to the business of the Company and to the duties and responsibilities specified in Section 3.1 as shall be reasonably necessary; provided that for reasonable periods of time each month the Executive may engage in charitable activities as long as such activities do not interfere with the Executive's responsibilities hereunder

           4. Compensation and Benefits.

              4.1 Salary. In consideration for services performed hereunder, the Company shall pay to the Executive an annual base salary of $145,000 in installments payable in accordance with the Company's customary payroll practices, but in no event less than one time per month. On each anniversary of the Effective Date of this Agreement, the Executive's base salary shall be increased, at a minimum, by an amount equal to the base salary then in effect multiplied the percentage increase in the consumer price index from the preceding year. Any additional increase will be voted on by the Compensation Committee of the Board of Directors and may be based on market value for comparable positions, performance and other variables.

              4.2 Bonus. The Executive shall also be eligible to receive a bonus in cash and stock options in an amount up to 25% of the Executive's then current salary per calendar year based on meeting annual deliverables or goals agreed to with the senior management team of the Company. The Company shall pay 50% of the Bonus in cash and the remaining 50% of the Bonus shall be paid as follows: the Executive shall be granted an option to purchase shares of the Company's common stock with an aggregate exercise price equal to 50% of the Bonus. The Company shall determine the number of common shares to be granted under the option by dividing 50% of the Bonus by the fair market value of the Company's common stock at the time of grant. At the time of grant, the stock options shall have an exercise price at the then fair market value of the Company's stock, a maturity of 10 years and shall vest in the following manner: 50% at the time of grant and 25% on the first anniversary of the date of grant and 25% on the second anniversary of the date of grant. Other terms of stock options not defined herein will be in accordance with the Company's then applicable stock option plan.

              For example, if the Company awards a Bonus to the Executive in an amount equal to $20,000, the Executive would receive $10,000 in cash and (assuming a fair market value of the Company's common stock of $1 per share at the time of grant) an option to purchase 10,000 shares of the Company's common stock and an exercise price equal to $1 per share.

              4.3 Stock Options.

                  (a) The Executive shall be entitled to participate in the Company's 1997 Equity Incentive Plan (the "1997 Plan") subject to the terms and conditions set out in the Stock Option Agreement attached hereto as Exhibit A.

                  (b) If the Company receives equity financing of at least $4,000,000 relating to the Company's operations as a Competitive Local Exchange Carrier (the "Financing"), the Executive shall receive an additional option to purchase shares of Company common stock at an exercise price of the then current fair market value for such common stock (the "Adjustment Option") in an amount necessary to maintain Executive's level of ownership at 2.25% of all the outstanding shares of the Company on a fully diluted basis (including all options, whether exercised or unexercised, and all shares in the Company's option pool). The shares subject to the Adjustment Option shall vest in accordance with the Stock Option Agreement attached hereto as Exhibit A. The Executive shall be entitled to only one adjustment pursuant to this Section 4.3(b) and such adjustment shall occur simultaneously with the closing of the Financing.

                  (c) If there is a Change in Control (as defined in Section 2.7 of the Stock Option Agreement attached hereto as Exhibit A) the options described in this Section 4.3 will vest in accordance with the terms and conditions set forth in such Incentive Stock Option Agreement.

              4.4 Preferred Stock Option. The Company shall grant to the Executive options to purchase 21,898 shares of the Company's Series A Preferred Stock (the "Series A Preferred Stock") at a price per share of $3.425 and options to purchase additional shares of the Company's Preferred Stock ("Additional Preferred Stock") at an aggregate offering amount of $50,000, pursuant to the terms of the Stock Option Agreements attached as Exhibits B and C.

              4.5 Health Insurance. The Company shall provide to the Executive at no expense to Executive health insurance (PPO or equivalent) for Executive and his immediately family.

              4.6 Life Insurance. The Company shall provide the Executive with a policy of term life insurance in an amount equal to not less than two (2) times his yearly salary hereunder, payable to such beneficiary or such beneficiaries as shall be designated in writing by the Executive.

              4.7 Vacation. The Executive shall be entitled to annual vacation leave of three weeks plus all paid Bell Atlantic holidays.

              4.8 Automotive. The Company shall provide Executive an automobile allowance of $400 per month to cover Executive's use of his vehicle for business purposes.

              4.9 Computer Equipment. The Company shall provide the Executive with a computer, peripherals and an ISDN phone line at Executive's residence.

              4.10 Fringe Benefits. The Executive shall be entitled to participate in all benefit programs that the Company establishes and makes available to its employees, if any, to the extent that Executive's position, tenure, salary, age, health and other qualifications make him eligible to participate.


           5. Termination of Executive's Employment. The employment of the Executive by the Company pursuant to this Agreement shall terminate upon the occurrence of any of the following:

              5.1 Expiration of the Term in accordance with Section 2;

              5.2 At the election of the Company, for cause, immediately upon written notice by the Company to the Executive. For the purposes of this Section 5.2, cause for termination shall be deemed to exist upon either (a) the conviction of the Executive of, or the entry of a pleading of guilty or nolo contendere by the Executive to, any crime involving moral turpitude that may reasonably be expected to have an adverse impact on the Company's reputation or standing in the community or any felony, or (b) willful misconduct in connection with the Executive's duties, or willful failure to perform his responsibilities in the best interest of the Company (including, without limitation, material breach by the Executive of this Agreement but not minor violations of rules and policies), except in cases involving the mental or physical incapacity or disability of the Executive; provided however, that the Board may terminate the Executive's employment pursuant to Section 5.2(b) only after the failure by the Executive to correct or cure, or to commence and continue to pursue the correction or curing of, such refusals within forty-five (45) days after receipt by the Executive of written notice by the Board of each specific claim of any such misconduct or failure. The Executive shall have the opportunity to appear before the Board to discuss such written notice during such forty-five (45) day period. "Willful misconduct" and "willful failure to perform" shall not include action or inaction on the part of the Executive which were taken or not taken in good faith by the Executive;

              5.3 Upon the death or thirty (30) days after the disability of the Executive. As used in this Agreement, the term "disability" shall mean the inability of the Executive, due to a physical or mental disability, for a period of one hundred eighty (180) days, regardless of whether consecutive, during any 360-day period to perform the services contemplated under this Agreement. A determination of disability shall be made by a physician satisfactory to both the Executive and the Company, provided that if the Executive and the Company do not agree on a physician, the Executive and the Company shall each select a physician and these two together shall select a third physician, whose determination as to disability shall be binding on all parties;

              5.4 At the election of the Executive, upon not less than forty-five (45) days prior written notice of termination other than for "good reason" as defined below; or

              5.5 At the election of the Company, otherwise than for cause, upon not less than sixty (60) days prior written notice or at the election of the Executive for "good reason" upon not less than thirty (30) days prior written notice of termination. "Good reason" shall include the occurrence of a material breach of this Agreement by the Company or a material reduction in the responsibilities or reporting relationship of the Executive.

           6. Effect of Termination

              6.1 If the Executive's employment is terminated as a result of the circumstances described under Section 5.2 or Section 5.4 then the Company shall have no further obligations or liabilities to the Executive hereunder, such that all benefits and salary provided for within this Agreement shall terminate simultaneously with the termination of the Executive's employment except for benefits and salary earned and accrued through the date of such termination. Nothing in this Section 6.1 shall supersede any rights of the Executive to receive any amounts or benefits otherwise due to him upon the occurrence of any of the events described in the immediately preceding sentence, whether such rights are created by this Agreement or otherwise.

              6.2 If the Executive's employment is terminated during the initial twelve months of the Term as a result of circumstances described under Section
5.3 or Section 5.5 then the Company shall be obligated to pay the Executive or the Estate (as the case may be), during each of the six months following the termination date, a severance payment in an amount equal to one full month of his Base Salary in effect as of the effective date of termination and in addition an amount equal to one twelfth (1/12) of the prior year's Bonus. If the Executive's employment hereunder is terminated after the initial twelve months of the Term as a result of circumstances described under Section 5.3 or Section
5.5 then the Company shall be obligated to pay the Executive or the Estate (as the case may be), during each of the three months following the termination date, a severance payment in the amount equal to one full month of his Base Salary in effect as of the effective date of termination and in addition an amount equal to one twelfth (1/12) of the prior year's Bonus. The Company will be obligated to continue the Executive's medical benefits in effect as of the effective date of the termination for disability for six months.

              6.3 Termination within 180 days of Agreement Expiration. If the Executive is terminated within 180 days of the expiration of the Agreement, then the Executive shall receive during each of the three months following the termination date a severance payment in an amount equal to one full month of his Base Salary in effect as of the effective date of termination and in addition an amount equal to one twelfth (1/12) of the prior year's Bonus. The Company will be obligated to continue the Executive's medical benefits in effect as of the effective date of the termination for six months.

              6.4 Call Option

                  If the Executive's employment hereunder is terminated, for any reason or no reason, with or without Cause, the Company shall have the right and option (the "Purchase Option") to purchase any Common Stock issued to the Executive pursuant to the exercise of options issued pursuant to Section 4.3 hereof and any Series A Preferred Stock or Additional Preferred Stock issued to the Executive pursuant to Section 4.4 hereof, (collectively the "Purchase Option Stock"), in accordance with the terms and provisions of Article V of the Stock Restriction Agreement to be entered into by and between the Company and the Executive upon exercise of any such options (the "Stock Restriction Agreement), attached as Exhibit D.

              6.5 Put Option.

                  If the Executive's employment hereunder is terminated, for any reason or no reason, with or without Cause, the Executive shall have the right and option (the "Put Option") to require the Company to repurchase any or all of the Purchase Option Stock (as defined above), in accordance with Article V of the Stock Restriction Agreement.

              6.6 Survival.

                  The provisions of Sections 7 and 8 shall survive the termination of this Agreement.


           7. Non-Compete.

                  (a) So long as the Company is not in breach of this Agreement, during the Term and for a period of eighteen (18) months after the termination (subject to early termination as provided herein) or expiration thereof, the Executive will not directly or indirectly:

                      (i) recruit, solicit or induce, or attempt to induce, any employee or employees of the Company or its affiliates to terminate their employment with, or otherwise cease their relationship with, the Company or its affiliates; or

                      (ii) solicit, divert or take away, or attempt to divert or to take away, the business or patronage of any of the clients, customers or accounts of the Company or its affiliates that were clients, customers or accounts of the Company while the Executive was employed by the Company, or prospective clients, customers or accounts to which written correspondence was made within the last 60 days while the Executive was employed by the Company;

           provided, however, that Executive may participate in a passive management role of another entity and have responsibilities for overseeing employees of another entity, who of their own accord and with no direct or indirect stimulus from Executive, participate in activities described in Sections 7(a)(i) and 7(a)(ii).

                  (b) The parties agree that the relevant public policy aspects of covenants not to compete have been discussed, and that every effort has been made to limit the restrictions placed upon the Executive to those that are reasonable and necessary to protect the Company's legitimate interests.

                  (c) If any restriction set forth in this Section 7 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

                  (d) The restrictions contained in this Section 7 are necessary for the protection of the business and goodwill of the Company and/or its affiliates and are considered by the Executive to be reasonable for such purposes. The Executive agrees that any material breach of this Section 7 will cause the Company and/or its affiliates substantial and irrevocable damage and therefore, in the event of any such breach, in addition to such other remedies which may be available, the Company shall have the right to seek specific performance and injunctive relief.

           8. Proprietary Information and Developments.

              8.1 Proprietary Information.

                  (a) The Executive agrees that all information, whether or not in writing, relating to the business, technical or financial affairs of the Company and that is generally understood in the industry as being trade secret, confidential and/or proprietary, that is designated as being confidential or proprietary information of the Company, either verbally or in writing, or that is designated as representing trade secrets of the Company, either verbally or in writing (collectively, "Proprietary Information"), is and shall be the exclusive property of the Company. For purposes of this Agreement, Proprietary Information shall mean, by way of illustration and not limitation, all confidential information (whether or not patentable and whether or not copyrightable) owned, possessed or used by the Company, including, without limitation, any invention, existing or future product, formula, method, manufacturing techniques and procedures, composition, compound, project, development, plan, vendor information, supplier information, customer information, apparatus, equipment, trade secret, process, research, reports, clinical data, financial data, technical data, test data, computer program, software, software documentation, hardware design, technology, marketing or business plan, forecast, unpublished financial statement, budget license, patent applications, contracts, joint ventures, price, cost and personnel data.

                  (b) The Executive agrees not to and will not disclose any Proprietary Information to others outside the Company or use the same for any unauthorized purposes without written approval by an officer of the Company, from the Effective Date, during or after his employment unless and until such Proprietary Information (i) has become public knowledge through legal means without fault by the Executive, or (ii) is already public knowledge prior to the signing of this Agreement.

                  (c) The Executive agrees that all files, letters, memoranda, reports, records, data, schematics, sketches, drawings, laboratory notebooks, program listings, computer programs, databases, products, test equipment, prototypes or other written, photographic, magnetic or other tangible material containing or embodying Proprietary Information, whether created by the Executive or others, which shall come into his custody or possession (hereinafter collectively referred to as the Company Records) shall be, shall continue to be and are the exclusive property of the Company to be used by the Executive only in the performance of his duties for the Company. All such Company Records or copies thereof and all other tangible property of the Company in the custody or possession of the Executive shall be delivered to the Company, upon the earlier of (i) a request by the Company or (ii) termination of this Agreement. After such request, termination or delivery, the Executive agrees not to and shall not retain any such Company Records or copies thereof or any such other tangible property.

              8.2 Developments.

                  (a) The Executive agrees to make and will make full and prompt disclosure to the Company of all inventions, know-how, improvements, product ideas, new products, discoveries, methods, developments, software, and works of authorship, whether or not patentable and whether or not copyrightable, and all other intellectual property rights, including but not limited to patents, copyrights, copyrightable works, trade secrets and trademarks, and all books, schematics, magnetic files and written records related thereto which are or were created, made, conceived, reduced to practice by or became owned by the Executive or under his direction or jointly with others during his employment whether or not during normal working hours or on the premises of the Company to the extent relevant to the Company's business, as contemplated under the most recent version of the business plan as of the Effective Date, including but not limited to, its techniques, developments, projects or products, but excluding systems, methods and techniques used prior to his employment by the Company (all of which, whether disclosed or not, are collectively referred to in this Agreement as "Developments"). Notwithstanding anything contained in this Section 8.2 to the contrary, Developments shall not include the patents held by the Executive prior to his commencement of his employment with the Company.

                  (b) The Executive agrees to assign and does hereby assign, convey and transfer to the Company (or any person or entity designated by the Company) all his rights, title and interest in and to all Developments; provided that the Executive may use Developments described in (a)(ii) above in a manner that complies with terms set forth in Section 7 (Non-Compete) and Section 8.1 (Proprietary Information) hereof.

                  (c) The Executive agrees to cooperate fully with the Company, both during and after his employment with the Company, with respect to the worldwide procurement, maintenance and enforcement, including assistance or cooperation in legal proceedings, of copyrights, patents and similar protections (both in the United States and foreign countries) relating to Developments; and, if such cooperation by the Executive is required after the Executive has ceased to be employed by the Company, then the Company will reimburse the Executive for any expenses reasonably incurred by Executive in connection with such cooperation. The Executive shall sign all papers, copyright applications, assignments, declarations, powers of attorney, patent applications, and other related or necessary documents, which the Company may deem necessary or desirable in order to enforce and/or protect its rights and interests in any Developments or any Proprietary Information.

              8.3 Other Agreements. Except as set forth in Exhibit E, Executive hereby represents that he is not bound by the terms of any agreement with any previous employer or other party to refrain from using or disclosing any trade secret or confidential or proprietary information in the course of his employment with the Company or to refrain from competing, directly or indirectly, with the business of such previous employer or any other party. The Executive intends to exercise his best efforts and use his best skills in performing his obligations under this Agreement, except to the extent it may be prohibited by prior employment agreements. The Executive represents that his performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by him in confidence or in trust prior to his employment with the Company.

              8.4 Company and Affiliates. Where the term "Company" is used in this Section 8 it will be deemed to include any affiliate of the Company.

           9. Notices. All notices required or permitted under this Agreement shall be in writing and shall be deemed effective upon delivery personally, by facsimile or by overnight mail, or upon deposit in the United States Post Office, by registered or certified mail, postage prepaid, addressed to the other party at the address shown above, or at such other address or addresses as either party shall designate to the other in accordance with this Section 9.

           10. Pronouns. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns and pronouns shall include the plural, and vice versa.

           11. Entire Agreement. This Agreement and the exhibits hereto constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement.

           12. Amendment. This Agreement may be amended or modified only by a written instrument executed by both the Company and the Executive.

           13. Governing Law. This Agreement shall be construed, interpreted and enforced in accordance with the laws of the Commonwealth of Virginia.

           14. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation with which or into which the Company may be merged or which may succeed to its assets or business, provided, however, that the obligations of the Executive are personal and shall not be assigned by him.

           15. Arbitration. The parties agree that any controversy, claim, or dispute arising out of or relating to this Agreement, or the breach thereof, or arising out of or relating to the employment of the Executive, or the termination thereof, including any claims under federal, state, or local law, shall be resolved by arbitration in Fairfax, Virginia in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association. The parties agree that any award rendered by the arbitrator shall be final and binding, and that judgment upon the award may be entered in any court having jurisdiction thereof.

           16. Indemnification. The Company shall indemnify and save harmless the Executive for any liability incurred by reason of any act or omission performed by the Executive while acting in good faith on behalf of the Company and within the scope of the authority of the Executive pursuant to this Agreement and to the fullest extent provided under the By-laws, the Certificate of Incorporation and the General Corporation Law of the State of Delaware, except that the Executive must have in good faith believed that such action was in, or not opposed to, the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that such conduct was unlawful.

           17. Miscellaneous.

               17.1 No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

               17.2 The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

               17.3 In case any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

               17.4 This Agreement is effective as of the date of execution of this Agreement, will survive Employees employment with the Company, and does not in any way restrict Employees right or the right of the Company to terminate Executive's employment.

               17.5 Executive certifies and acknowledges that he has carefully read all of the provisions of this Agreement and that he understands and will fully and faithfully comply with its provisions.

                            [signatures on next page]

           IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year set forth above.


NET2000 GROUP, INC.



By:        /s/  Clayton A. Thomas, Jr.
   --------------------------------------
Its:       President
    -------------------------------------


EXECUTIVE



           /s/  Mark A. Mendes
-----------------------------------------
Mark A. Mendes